EXHIBIT 23.2

                                                                    May 14, 2007

For:

INKSURE TECHNOLOGIES INC.

Attn: Mr. Mickey Brandt, CFO

                   Re: INKSURE TECNOLOGIES INC. - FORM SB-2

We hereby confirm our consent to use the name of this firm in connection with the Risk Factors under the headlines "Under current Israeli law, Inksure Ltd. May not be able to enforce covenants not to compete" (page 10) and "Under Israeli Law, our stockholders may face difficulties in the enforcement of civil liabilities" from the word "However, subject to (16th line)..." through the end of the paragraph (page 10), and under "Legal Matters" (page 28), of the form SB-2 filed by you with the U.S. Securities and Exchange Commission.


                                            Very truly yours,

                                         Yossi Avraham, Arad & Co.